EXHIBIT 99.1

Synthesis Energy Systems Commences Syngas Operations at Zao Zhuang Plant

Methanol Production Capacity Doubles to 90,000 Tonnes per Year

HOUSTON, December 18, 2013 -- Synthesis Energy Systems, Inc. (SES) (NASDAQ: SYMX) announced today that is has commenced initial production of syngas at its Zao Zhuang Joint Venture (ZZ) plant in Zao Zhuang City, Shandong Province, China. Using the additional syngas feedstock produced by the SES gasification system at the ZZ plant, SES expects annual methanol production rates to double from 45,000 tonnes to 90,000 tonnes per year. During the month of November 2013, which was the first month of methanol production since SES took over operations on October 31, the ZZ plant produced and sold approximately 5,400 tonnes of methanol at a market price of between 2,800 and 3,000 RMB per tonne using coke oven gas (COG) from Xuecheng Energy’s adjacent coking coal plant.

Robert Rigdon, SES President and CEO, stated that, “Earlier this week, we restarted our SES gasification systems at ZZ and are ramping back up to 100% syngas production, which allows us to increase methanol production by combining syngas feedstock from our gasifiers with the COG feedstock. Our goal is to achieve an average run rate at ZZ for calendar 2014 of approximately 90,000 tonnes of methanol. Based on recent and historical market pricing of methanol, this would generate $30 million to $40 million in annual revenues. We look forward to reporting our third fiscal quarter’s financial results for the period ending March 31, 2014, which we expect will be the first full quarter of fully operational syngas production at both our ZZ and Yima JV plants.”

Combined with SES’ much larger 300,000 tonnes of methanol per year Yima JV facility, now also operating and increasing its methanol production rates as planned, SES has built two commercial-scale syngas plants in China. Together with SES’ partners, SES is demonstrating the effectiveness and reliability of its advanced fluidized bed gasification technology using virtually any low quality coal, high ash coal and coal waste material.

Donald Huang, General Manager of the ZZ JV, said, "Our operations team is proud to have successfully completed the plant retrofits and upgrades to enable increased methanol production from integrated syngas and COG feedstock. Syngas production represents our core competency, and will allow us to demonstrate our technology’s successful implementation to future customers and business partners."

Methanol, a valuable chemical product, is the simplest alcohol compound (CH3OH). It is generally produced from natural gas, coal or woody plant fiber and is widely used as a raw material in the production of other more complex chemicals. In China, methanol is also blended with gasoline as a motor fuel.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-grade coal and biomass natural resources through its proprietary fluidized bed gasification technology. The technology, which is licensed from the Gas Technology Institute, enables greater fuel flexibility and efficient smaller-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals and lignites, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feed stocks. For more information, please visit www.synthesisenergy.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of Synthesis Energy Systems, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, the ability of the ZZ joint venture to effectively operate XE's methanol plant and produce methanol, its ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce earnings and pay dividends, the sufficiency of internal controls and procedures, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, and its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables. Although Synthesis Energy Systems believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Synthesis Energy Systems cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group

Investor Relations:
David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:
Susan Roush

747.222.7012

PR@synthesisenergy.com